Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES FOURTH QUARTER 2023 RESULTS

VERO BEACH, Fla., (March 7, 2024) – Bimini Capital Management, Inc. (OTCQB: BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the three-month period ended December 31, 2023.

Fourth Quarter 2023 Highlights

●	Net loss of $4.9 million, or $0.48 per common share
●	Book value per share of $0.81
●	Company to discuss results on Friday, March 8, 2024, at 10:00 AM ET

Management Commentary

Commenting on the fourth quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The fourth quarter of 2023 appeared to be the turning point in the current interest rate cycle, and may still prove to be so.  As the quarter began in October, every sign pointed to progressively higher interest rates and Federal Reserve monetary policy remaining higher for longer.  Not only did incoming economic data consistently exceed expectations – especially readings on the labor market and inflation – but projected Federal governments deficits and related borrowing needs were increased materially, fueling fears of even higher rates as the market was forced to cope with an increased supply of treasuries going forward.  Third quarter GDP growth was initially reported at 4.9%, well above the level needed to bring supply/demand imbalances back into alignment and quell inflation.  Market sentiment was very poor and risk assets all performed badly.  This changed dramatically as we moved into November.  The primary reason was the inflation data.  While inflation readings were still above economists’ forecasts, they were none-the-less less falling and the 3 and 6-month annualized rates for both headline and core inflation dropped below 3% - and appeared headed towards 2%, the Fed’s announced target.  Fed governor Waller stated that if the inflation data trend continued the Fed would likely lower rates soon.  Finally at the December FOMC meeting the Chairman, at his post meeting news conference, strongly hinted the Fed was done raising rates and the focus of their discussions had turned to removing restrictive monetary policy.  The incoming economic data showed evidence of softness as well. The market reaction to these developments was dramatic.  Interest rates declined – by over 100 basis points in the case of maturities of five-years or more, and market pricing reflected approximately six 25 basis point cuts by the Fed by the end of 2024.  Risk assets rallied strongly, and several sectors of the fixed income markets reversed year-to-date losses as of November 1, 2023, and ended the year with strong positive returns. As we enter 2024 the market has once again reversed and the data, along with the Fed, has led the market to expect three cuts at most in 2024, and those are much later in the year versus expectations back in December.

“Orchid Island Capital ("Orchid") reported fourth quarter 2023 net income of $27.1 million, and its shareholders equity increased slightly from $466.8 million to $469.9 million. The market conditions in the last two months of the fourth quarter described above led Orchid to report mark-to-market gains on its MBS assets of $205.6 million, exceeding realized losses on its MBS assets of $22.6 million and mark-to-market losses of $149.0 million on derivative hedge instruments. Bimini 's advisory services revenue for the quarter was approximately $3.1 million, a 6% decrease from the comparable quarter in 2022. Orchid is also obligated to reimburse us for direct expenses paid on its behalf and to pay to us Orchid’s pro rata share of overhead as defined in the management agreement.

“With respect to the MBS portfolio at Royal Palm, we added to the MBS portfolio during the third quarter of 2023, increasing the market value from $84.9 million at September 30, 2023 to $92.7 million at December 31, 2023. In response to evolving market conditions during the quarter described above we repositioned the pass-through portfolio by selling lower quality spec pools with 4.0% coupons and redeploying the proceeds into similar quality spec pools with 7.0% coupons, albeit in larger size, thus leading to the increase in the portfolio for the quarter. While the portfolio was increased during the quarter, and the combination of portfolio interest and dividend income from our shares of Orchid Island increased 96% over the comparable quarter of 2022, interest expense on our repurchase obligations continued to rise and increased significantly from $402 thousand for the fourth quarter of 2022 to $1.178 million for the fourth quarter of 2023.  As a result, net interest and dividend income for the quarter of $376 thousand was down slightly from $390 thousand for the same quarter of 2022.

“Mark to market gains and losses on our MBS portfolio, hedge positions and shares of Orchid netted to a net gain of $0.6 million, and we recorded a net loss before taxes for the quarter of $404 thousand versus net income before taxes of $1.4 million for the fourth quarter of 2022.  We updated our projected utilization of our deferred tax asset and increased the valuation allowance, resulting in a tax provision of $4.5 million and a net loss for the quarter of $4.9 million.

“Market conditions so far in the first quarter of 2024 are less volatile than what we experienced through most of 2023, and 2022 for that matter.  However, incoming economic data remains solid and public comments from various Fed officials consistently point to the need for continued diligence on the inflation front and we suspect we will not see interest rate cuts from the Fed in the near term.  That being said, a continuation of current market conditions is desirable as it allows us to accumulate cash owing to our NOL’s and continue to grow our RMBS portfolio slowly over time.”

Details of Fourth Quarter 2023 Results of Operations

The Company reported net loss of $4.9 million for the three-month period ended December 31, 2023. Advisory service revenue for the quarter was $3.1 million. We recorded interest and dividend income of $1.6 million and interest expense on repurchase agreements of $1.2 million and long-term debt of $0.6 million. We recorded a $0.1 million mark to market loss on our shares of Orchid common stock and unrealized gains of $2.6 million on our MBS portfolio. The results for the quarter also included operating expenses of $3.8 million and an income tax provision of $4.5 million.

Management of Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini. As Manager, Bimini is responsible for administering Orchid’s business activities and day-to-day operations. Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel.

Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period. For the three months ended December 31, 2023, Bimini’s statement of operations included a $0.1 million mark to market loss and dividends of $0.2 million from its investment in Orchid’s common stock. Also during the three months ended December 31, 2023, Bimini recorded $3.1 million in advisory services revenue for managing Orchid’s portfolio consisting of $2.3 million of management fees, $0.6 million in overhead reimbursement and $0.2 million in repurchase, clearing and administrative fees.

Book Value Per Share

The Company's Book Value Per Share at December 31, 2023 was $0.81. The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At December 31, 2023, the Company's stockholders’ equity was $8.1 million, with 10,005,457 Class A Common shares outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities. The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - September 30, 2023	$82,302,593	$2,553,859	$4,709	$2,558,568	$84,861,161
Securities purchased	25,649,806	-	-	-	25,649,806
Securities sold	(18,175,322)	-	-	-	(18,175,322)
Losses on sales	(19,958)	-	-	-	(19,958)
Return of investment	n/a	(80,158)	(214)	(80,372)	(80,372)
Pay-downs	(2,051,685)	n/a	n/a	n/a	(2,051,685)
Discount accreted due to pay-downs	62,387	n/a	n/a	n/a	62,387
Mark to market gains (losses)	2,412,669	72,355	(189)	72,166	2,484,835
Market Value - December 31, 2023	$90,180,490	$2,546,056	$4,306	$2,550,362	$92,730,852

The tables below present the allocation of capital between the respective portfolios at December 31, 2023 and September 30, 2023, and the return on invested capital for each sub-portfolio for the three-month period ended December 31, 2023. Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately 11.3% and 5.0%, respectively, for the fourth quarter of 2023. The combined portfolio generated a return on invested capital of approximately 9.4%.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
December 31, 2023
Market value	$90,180,490	$2,546,056	$4,306	$2,550,362	$92,730,852
Cash equivalents and restricted cash	4,470,286	-	-	-	4,470,286
Repurchase agreement obligations	(86,906,999)	-	-	-	(86,906,999)
Total(1)	$7,743,777	$2,546,056	$4,306	$2,550,362	$10,294,139
% of Total	75.2%	24.7%	0.0%	24.8%	100.0%
September 30, 2023
Market value	$82,302,593	$2,553,859	$4,709	$2,558,568	$84,861,161
Cash equivalents and restricted cash	5,205,562	-	-	-	5,205,562
Repurchase agreement obligations	(81,416,999)	-	-	-	(81,416,999)
Total(1)	$6,091,156	$2,553,859	$4,709	$2,558,568	$8,649,724
% of Total	70.4%	29.5%	0.1%	29.6%	100.0%

(1)	Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

Returns for the Quarter Ended December 31, 2023
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Interest income (expense) (net of repo cost)	$116,137	$55,415	$(56)	$55,359	$171,496
Realized and unrealized gains (losses)	2,455,098	72,355	(189)	72,166	2,527,264
Hedge losses	(1,881,817)	n/a	n/a	n/a	(1,881,817)
Total Return	$689,418	$127,770	$(245)	$127,525	$816,943
Beginning capital allocation	$6,091,156	$2,553,859	$4,709	$2,558,568	$8,649,724
Return on invested capital for the quarter(1)	11.3%	5.0%	(5.2)%	5.0%	9.4%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the fourth quarter of 2023, the Company received approximately $2.1 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 8.0% for the fourth quarter of 2023. Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended	Portfolio	Portfolio	Portfolio
December 31, 2023	8.9	4.6	8.0
September 30, 2023	4.3	6.6	4.8
June 30, 2023	8.0	13.0	9.6
March 31, 2023	2.4	10.3	5.0
December 31, 2022	8.2	8.4	8.3
September 30, 2022	13.1	7.5	10.8
June 30, 2022	17.2	22.9	20.0
March 31, 2022	18.5	25.6	20.9

Portfolio

The following tables summarize the MBS portfolio as of December 31, 2023 and 2022:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
December 31, 2023
Fixed Rate MBS	$90,181	97.3%	6.00%	343	1-Nov-53
Structured MBS	2,550	2.7%	2.84%	290	15-May-51
Total MBS Portfolio	$92,731	100.0%	5.44%	341	1-Nov-53
December 31, 2022
Fixed Rate MBS	$42,974	93.6%	4.07%	329	1-Aug-52
Structured MBS	2,919	6.4%	2.84%	300	15-May-51
Total MBS Portfolio	$45,893	100.0%	3.67%	327	1-Aug-52

($ in thousands)
	December 31, 2023		December 31, 2022
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$38,204	41.2%	$33,883	73.8%
Freddie Mac	54,527	58.8%	12,010	26.2%
Total Portfolio	$92,731	100.0%	$45,893	100.0%

	December 31, 2023	December 31, 2022
Weighted Average Pass Through Purchase Price	$104.43	$105.30
Weighted Average Structured Purchase Price	$4.48	$4.48
Weighted Average Pass Through Current Price	$101.55	$95.58
Weighted Average Structured Current Price	$13.46	$13.37
Effective Duration (1)	2.508	4.323

(1)

Effective duration is the approximate percentage change in price for a 100 basis point change in rates. An effective duration of 2.508 indicates that an interest rate increase of 1.0% would be expected to cause a 2.508% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2023. An effective duration of 4.323 indicates that an interest rate increase of 1.0% would be expected to cause a 4.323% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2022. These figures include the structured securities in the portfolio but not the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of December 31, 2023, the Company had outstanding repurchase obligations of approximately $86.9 million with a net weighted average borrowing rate of 5.56%. These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $93.1 million. At December 31, 2023, the Company’s liquidity was approximately $3.9 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets. In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a list of outstanding borrowings under repurchase obligations at December 31, 2023.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
Mirae Asset Securities (USA) Inc.	$25,290	29.1%	5.56%	1,564	18
South Street Securities, LLC	17,109	19.7%	5.57%	922	52
Mitsubishi UFJ Securities, Inc.	13,143	15.1%	5.60%	1,128	23
Citigroup Global Markets, Inc.	11,023	12.7%	5.55%	1,302	26
ED&F Man Capital Markets, Inc.	10,801	12.4%	5.51%	535	4
DV Securities, LLC.	9,541	11.0%	5.56%	557	60
	$86,907	100.0%	5.56%	$6,008	29

(1)

Equal to the fair value of securities sold (including accrued interest receivable) and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities, accrued interest payable and securities posted by the counterparty (if any).

Summarized Consolidated Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of December 31, 2023 and 2022, and the unaudited consolidated statements of operations for the calendar quarters and years ended December 31, 2023 and 2022. Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Amounts Subject to Change)

	December 31, 2023	December 31, 2022
ASSETS
Mortgage-backed securities, at fair value	$92,730,852	$45,893,436
Cash equivalents and restricted cash	4,470,286	6,773,799
Orchid Island Capital, Inc. common stock, at fair value	4,797,269	5,975,248
Accrued interest receivable	488,660	204,018
Deferred tax assets, net	19,047,680	23,178,243
Other assets	4,063,267	4,292,207
Total Assets	$125,598,014	$86,316,951

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$86,906,999	$43,817,999
Long-term debt	27,394,417	27,416,239
Other liabilities	3,168,857	2,958,634
Total Liabilities	117,470,273	74,192,872
Stockholders' equity	8,127,741	12,124,079
Total Liabilities and Stockholders' Equity	$125,598,014	$86,316,951
Class A Common Shares outstanding	10,005,457	10,019,888
Book value per share	$0.81	$1.21

BIMINI CAPITAL MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - Amounts Subject to Change)

	Years Ended December 31,		Three Months Ended December 31,
	2023	2022	2023	2022
Advisory services	$13,594,907	$12,995,504	$3,076,045	$3,275,801
Interest and dividend income	4,335,843	3,155,181	1,554,080	791,370
Interest expense	(5,418,955)	(2,131,010)	(1,794,094)	(878,610)
Net revenues	12,511,795	14,019,675	2,836,031	3,188,561
Other (expense) income	(1,866,834)	(12,146,005)	599,961	1,879,873
Expenses	10,497,603	9,838,706	3,840,310	3,623,048
Net income (loss) before income tax provision	147,358	(7,965,036)	(404,318)	1,445,386
Income tax provision	4,130,563	11,858,069	4,451,159	13,429,145
Net loss	$(3,983,205)	$(19,823,105)	$(4,855,477)	$(11,983,759)

Basic and Diluted Net Loss Per Share of:
CLASS A COMMON STOCK	$(0.40)	$(1.90)	$(0.48)	$(1.17)
CLASS B COMMON STOCK	$(0.40)	$(1.90)	$(0.48)	$(1.17)

	Three Months Ended December 31,
Key Balance Sheet Metrics	2023	2022
Average MBS(1)	$88,796,005	$45,081,481
Average repurchase agreements(1)	84,161,999	43,655,999
Average stockholders' equity(1)	10,555,480	18,235,967

Key Performance Metrics
Average yield on MBS(2)	6.08%	4.74%
Average cost of funds(2)	5.60%	3.68%
Average economic cost of funds(3)	5.70%	5.37%
Average interest rate spread(4)	0.48%	1.06%
Average economic interest rate spread(5)	0.38%	(0.63)%

Summarized Consolidated Financial Statements

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)

Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. In addition, Bimini generates a significant portion of its revenue serving as the manager of the MBS portfolio of, and providing certain repurchase agreement trading, clearing and administrative services to, Orchid Island Capital, Inc.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, March 8, 2024, at 10:00 AM ET. The conference call may be accessed by dialing toll free (888) 330-2214. The conference passcode is 5305210. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at https://ir.biminicapital.com.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.biminicapital.com